Exhibit 23(c)

                      [Peters Elworthy & Moore letterhead]


NCT Group, Inc.
20 Ketchum Street
Westport                                  Our Ref:    PRC/LCT
Connecticut 06880                         Date: 2 November 2001
USA

Dear Sirs:

We consent to the incorporation by reference in the Pre-effective Amendment No. 2 to the Registration Statement on Form S-1 of our report dated February 17, 2000, on the financial statements and schedule of Noise Cancellation Technologies (Europe) Limited as at December 31, 1999 and for each of the years in the two year period ended December 31, 1999 included in NCT Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 and to the reference to the firm under the caption "Interests of Named Experts and Counsel" included in the Prospectus.

Yours faithfully

/s/ PETERS ELWORTHY & MOORE
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    Peters Elworthy & Moore